Road from Laiyegou Coal Mine to Dongsheng

Scale 1:1250000

1-1



Baotou City
Highway
Hohhot City
No.110 National Road
No.210 National Road
Highway
Dongsheng
No.109 National Road
Xuejiawan Town
Road from Baotou to Fugu
Caoyang Road
Laiyegou Coal Mine

note: Road marked in pink is from Laiyegou Coal Mine to Dongsheng